UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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CELGENE CORPORATION
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Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on June 15, 2016:

The Proxy Statement, a sample of the form of proxy card sent or given to stockholders by Celgene

Corporation, and the Annual Report to Stockholders are available at http://www.proxyvote.com or on the

Investor Relations page of Celgene Corporation’s website at www.celgene.com.

Additional 2016 Proxy Materials Celgene (NASDAQ: CELG)

Forward Looking Statements and Adjusted Financial Information 2 This presentation contains forward - looking statements, which are generally statements that are not historical facts . Forward - looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions . Forward - looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made . We undertake no obligation to update any forward - looking statement in light of new information or future events, except as otherwise required by law . Forward - looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control . Actual results or outcomes may differ materially from those implied by the forward - looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10 - K and our other reports filed with the Securities and Exchange Commission . In addition to financial information prepared in accordance with U . S . GAAP, this presentation also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information . These adjusted measures are non - GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U . S . GAAP . We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non - recurring items . Other companies may define these measures in different ways . Further information relevant to the interpretation of adjusted financial measures, and reconciliations of these adjusted financial measures to the most comparable GAAP measures, may be found in the Reconciliation Tables at the end of this presentation and on Celgene’s website at www . Celgene . com in the “Investor Relations” section .

Agenda • Company Overview • Celgene Proposal to Amend the 2008 Equity Plan • Celgene Proposal to Ratify the By - Law Amendment on Forum Selection • Stockholder Proposal on Special Meetings • Stockholder Proposal on Proxy Access 3

We Are A Leading Global Biopharmaceutical Company 4 Unique R&D Capability • Expertise in hematology, oncology, and immunology • Diverse technology platforms • Rich pipeline – 70 programs in preclinical development – 32 treatments in clinical trials – 24 pivotal / phase III programs underway • Operations in >60 countries • Sales in >70 countries • Manufacturing facilities in U.S. and EU • Key research facilities in NJ, CA, MA, WA and Spain • ~7,000 employees globally Global, Fully Integrated Portfolio of Leading Products

$1.89 $2.45 $2.98 $3.71 $4.71 2011 2012 2013 2014 2015 We Have a Strong 5 - Year Financial Track Record 5 $1.24 $1.31 $1.51 $1.65 $2.04 2011 2012 2013 2014 2015 Notes: 1) Net Product Sales adjusted for 2011, 2) CAGR calculated using 2010 to 2015, 3) Adjusted EPS is split - adjusted for 2011 - 2013. $4.7 $5.4 $6.4 $7.6 $9.2 2011 2012 2013 2014 2015 Net Product Sales 1 ($B) Adjusted EPS 3 ($) ~17% CAGR 2 ~27% CAGR 2 2011 2012 2013 2014 2015 52.0% 21.7% 4.2% 22.1% R&D SG&A COGS Adjusted Margins Adjusted R&D ($B) ~21% CAGR 2 Operating Margin

Our Performance Has Led to Significant Value Creation CELG NBI BTK COMP SPX 1 - year 7.1% 11.4% 10.9% 5.7% - 0.7% 3 - year 205.2% 147.4% 146.5% 65.8% 43.3% 5 - year 305.0% 264.9% 193.9% 88.8% 62.5% 10 - year 639.3% 348.0% 460.1% 127.1% 63.7% 6 Note: Periods are for calendar year; amounts based on quoted market prices and excludes reinvestment of dividends. CELG: Celgene NBI: NASDAQ Biotech Index BTK: NYSE ARCA Biotech Index COMP: NASDAQ Composite SPX: S&P 500 Celgene Performance Relative to Key Indices

Operational Achievements Are Expected to Sustain Our Growth Profile Through 2020

Key Operational Achievements

- ✓ Executing Global Launches for Blockbuster Brands
  - REVLIMID® for newly diagnosed multiple myeloma
  - POMALYST® / IMNOVID® for relapsed refractory multiple myeloma
  - OTEZLA® for psoriasis and psoriatic arthritis
  - ABRAXANE® for pancreatic cancer
- ✓ 18 Phase III Readouts Expected Through 2018
  - REVLIMID® for non-Hodgkin's lymphoma
  - ABRAXANE® in immuno-oncology combinations for non-small cell lung cancer and triple negative breast cancer
  - Ozanimod for multiple sclerosis and ulcerative colitis
  - GED-0301 for Crohn's disease
- ✓ Advancing the early-to-mid stage pipeline:
  - >30 unique assets in Phase I and II trials


Net Product Sales ($B)
18%
CAGR
$9.2
$12.7-$13
>$21
2015
2017E
2020E


Adjusted EPS ($)
23%
CAGR
$4.71
$6.75-$7.00
>$13
2015
2017E
2020E

7

Our Equity Plan Is a Critical Tool to Delivering on Our 2020 Financial Targets The primary purpose of the Plan is to enable us to attract, retain, and motivate key employees who are important to our success by aligning their interests with those of our stockholders: • Our Plan has broad participation across the employee base – Only approximately 5% of equity awards are granted to NEOs and Directors – Employees at all levels are eligible to participate in the plan – 95% of our employees received grants in 2015 • Our Plan is more option - centric relative to our peer group – Approximately 60% of granted equity awards are options vs. the peer average of 13% – Stock options represent a minimum of 50% of the total equity awarded under our annual equity program – Stock options are intended to directly align our broad employee base with our stock performance • Our Plan is critical in rewarding employees who provide the greatest value creation – Employees are eligible to receive equity awards based on high performance and their potential to create current and future value – Approximately 30% of our NEOs’ equity awards are granted as PSUs with payout tied to Revenue, Adjusted EPS and Relative Total Stockholder Return (R - TSR) – Our Research & Early Development employees receive PSUs with payouts correlated to high quality drug candidates and successful clinical outcomes • Our Plan is essential in attracting top talent in a highly competitive marketplace – We are continuing to build our global Inflammation & Immunology franchise that is a significant portion of the 2020 Financial Targets and is expected to contribute to growth beyond 2020 – We are hiring thought leaders and innovators in all areas of our global functions and franchises • Our practice is evolving to further minimize dilution and reduce our burn rate – Our practice is to utilize an option to RSU conversion ratio of 4:1 which improves our burn rate and dilution 8

The Plan Has Several Stockholder - Friendly Features The Plan has several features designed to protect stockholder interests and promote effective corporate governance, including: • The Plan is administered by the Compensation Committee comprised solely of independent directors • Stock options have a term set by the Compensation Committee up to a maximum of ten years • The exercise price of a stock option cannot be granted below the fair market value of a share of common stock on the date of grant • Re - pricing of stock options is not permitted without prior stockholder approval • A minimum three - year vesting period is required for all full - value awards, including time - vested and performance - vested awards, subject to limited exceptions • Plan prohibits liberal share recycling • Plan does not contain an evergreen renewal provision • Our current plan share pool duration is less than 5 years • Grants of awards to eligible employees in any given year are subject to certain limits • “Double - trigger” requirements, upon certain limited termination events, must be met to accelerate vesting of equity awards granted on or after July 1, 2011 in the event of a change in control • Our NEOs and Board members have share ownership requirements, and NEOs are required to hold shares issued under PSU grants for a period of one year and one day 9

We Are Requesting 17.5 Million Additional Shares for the Equity Plan 10 Key Consideration for Stockholders: • We believe that without such approval we would lose a critical stockholder alignment feature of our compensation framework and would not be able to compete effectively in a biopharma market place that has strong equity participation Dilution and Burn Rate : • Over the past three years our burn rate has decreased by 32%, a trend that we expect will continue • Our gross and net burn rate for 2015 were 2.2 % and 1.9%, respectively • Our net burn rate provides another view of our continuously decreasing burn rate ; our performance - based equity awards process positively affects the net burn rate • Our new hire burn rate represents 0.2% of our total gross burn rate of 2.2% • Including the additional shares requested, the maximum dilution from our equity compensation program would be 16.7% of our market value on a fully - diluted basis • If in - the - money stock options granted in 2011 and earlier had been exercised, dilution would drop to approximately 14% of our market value on a fully - diluted basis * Calculated based on Basic Shares Outstanding and an option equivalent of 2.15, as per our 2008 Stock Incentive Plan 3.2% 2.4% 2.2% 2.9% 2.1% 1.9% 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 3.5% 2013 2014 2015 Gross Burn Rate Net Burn Rate Burn Rate*

11 Total % of Shares Outstanding Stock Options Outstanding, all plans (1) 75,990,781 9.8% Full - Value Awards Outstanding, all plans 7,894,683 1.0% Shares Available for Awards, all plans (2) (3) 35,834,888 4.6% 1) As of April 18, 2016, the range of the exercise prices of stock options outstanding under all of our equity compensation plan s w as $19.10 to $132.56, with a weighted - average exercise price of $63.80. The closing price of a share of our Common Stock on such date was $107.84. The weig hted - average remaining contractual life of stock options outstanding under all of our equity compensation plans as of April 18, 2016 was 6.4 years. 2) Represents shares of our Common Stock reserved for future awards under all of our equity compensation plans as of April 18, 2 016 . 3) The expected duration of our current share pool is approximately 1.8 years. Existing Stock Options Outstanding & Shares Available for Grant Existing Stock Options Outstanding & Shares Available for Grant

Our Strong Performance Has Created a Significant Overhang with In - the - Money Options Year Granted (Calendar Year) Employee Options Outstanding Employee Options Exercisable Weighted Avg. Exercise Price Weighted Avg. Contractual Term (in years) Options Held by Current NEOs 2015 11,117,068 1,292,572 $118.70 9.00 340,625 2014 12,627,258 3,824,757 $88.95 7.89 648,473 2013 14,811,600 8,125,698 $66.67 6.83 692,490 2012 11,554,458 9,333,696 $36.49 5.83 589,422 2011 8,511,679 8,511,679 $29.78 4.90 479,220 2010 5,242,139 5,242,139 $28.67 3.92 560,042 2009 2,895,310 2,895,310 $24.08 2.93 210,676 2008 2,993,779 2,993,779 $31.29 2.02 235,970 2007 1,659,412 1,659,412 $31.29 1.10 202,708 2006 36,240 36,240 $24.18 0.35 0 Total 71,448,943 43,915,282 $62.59 6.25 3,959,626 12 Outstanding Stock Option Awards • Celgene employees have a history of hold ing onto their awards, creating a pool of exercisable options that are significantly in - the - money* *Options granted to employees through December 31, 2015 that were outstanding on May 5, 2016

Proposal Five: Ratify Amendment to the Company’s By - Laws on Forum Selection for Internal Corporate Claims 13 The Board recommends that stockholders VOTE FOR this proposal to ratify the Amendment to the Company’s by - laws adding a new Section 6.5 which provides that Internal Corporate Claims may only be brought in Delaware courts : • Requiring stockholder lawsuits to be brought in Delaware is in the interests of all stockholders as the proposal limits multi - jurisdiction litigation on similar if not identical claims that divert management’s time and other corporate resources used to drive long - term value in the Company’s business. • Delaware is the appropriate venue for stockholder lawsuits since it’s the state in which we are incorporated and the state’s corporate law would be applied to relevant stockholder lawsuits. In addition, Delaware has special courts to deal with corporate law questions with streamlined procedures and processes that facilitate relatively quick authoritative and efficient resolution. • This proposal discourages potentially harmful litigation practices in the future. Section 6.5 Forum for Internal Corporate Claims. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, all Internal Corporate Claims shall be brought solely and exclusively in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the United States Court for the District of Delaware). “Internal Corporate Claims” means claims, including claims in the right of the Corporation, brought by a stockholder (including a beneficial owner) ( i ) that are based upon a violation of duty owed by a current or former director or officer or stockholder in such capacity or (ii) as to which the Delaware General Corporation Law confers jurisdiction upon the Court of Chancery of the State of Delaware.

Proposal Six: Stockholder Proposal Seeking By - Law Amendment Granting Stockholder’s the Right to Call a Special Meeting 14 An individual stockholder, John Chevedden , submitted Proposal Six requesting the Board to take the steps necessary to amend the by - laws and each appropriate governing document to give holders of 15% in aggregate of Celgene’s outstanding stock the right to call a special stockholder meeting. After consideration, the Board has concluded that this stockholder proposal would not be in the best interests of Celgene and its stockholders. The Board recommends that stockholders VOTE AGAINST this proposal : • Our By - laws and SEC rules allow stockholders to submit matters to a vote at our annual meetings. Several investors have used these mechanisms over the last few years to advance a wide range of topics for consideration by stockholders. • Our Board is in the best position to determine whether a special meeting should be held. Each director is elected annually by a majority vote, and unlike individual stockholder or a small group of stockholders, the directors are accountable to all stockholders for their actions and decisions. The overwhelming majority of our directors are independent and each has a fiduciary duty to consider the interests of all stockholders and use their business judgment in determining when to convene a special meeting. • This proposal would enable a group of minority stockholders to advance proposals with a narrow self - interest and create considerable expense and disruption for Celgene. The right to call a special meeting has historically been used by acquirers in hostile M&A transactions. This mechanism provides acquirers undue negotiating leverage with the Company and the Board to accept an inadequate price at the expense of all stockholders.

Proposal Seven: Stockholder Proposal for Proxy Access 15 UAW Retiree Medical Benefits Trust submitted Proposal Seven requesting the Board to adopt and present for stockholder approval a 3%, 3 - Year proxy access by - law. After careful consideration, the Board has concluded that this stockholder proposal would not be in the best interests of Celgene and its stockholders. The Board recommends that stockholders VOTE AGAINST this proposal: • The proposal undermines our existing corporate governance processes that are designed to identify our needs and the director candidates most qualified to meet them. The Nominating Committee vets candidates across a variety of parameters to ensure each director can fulfill his or her fiduciary responsibility on behalf of all stockholders. In contrast, a Proxy Access by - law would facilitate nominations from individuals and firms who have no duty to act in the best interests of stockholders and whose own short - term interests may conflict with our long - term initiatives designed to benefit all stockholders. • Proxy Access significantly increases the risk of loss of board cohesion with a resulting negative impact on stockholder value. Stockholders using this mechanism would be free to nominate “single - issue” directors to advance their own special interests that could polarize the Board potentially resulting in a decline in investor confidence and stockholder value. • Our By - laws already provide stockholders a potent means of registering dissatisfaction with performance of our Board or individual directors. Our directors are elected annually and require the majority of votes cast by stockholders. Directors failing to achieve this threshold are expected to tender their resignation. In contested elections, such as with proxy access, incumbent directors need only receive a plurality of the votes cast.

Conclusion We recommend stockholders vote: x FOR Proposal Three to amend our Stock Incentive Plan x FOR Proposal Five to ratify the by - law amendment on Forum Selection x AGAINST Proposal Six on Special Meetings x AGAINST Proposal Seven on Proxy Access 16

Additional 2016 Proxy Materials Celgene (NASDAQ: CELG)

Reconciliation Tables

Celgene Corporation and Subsidiaries
Reconciliation of GAAP to Adjusted Net Income
(In millions, except per share data)

		Twelve Months Ended December 31, 2015	2014	2013	2012	2011	2010
Net income attributable to Celgene - GAAP		$ 1,602.0	$ 1,999.9	$ 1,449.9	$ 1,456.2	$ 1,318.1	$ 880.5
Before tax adjustments:							
Net product sales:							
Sales of products exited it to be exited:							
Pharmion	(1)	-	-	-	-	(5.4)	(8.2)
Abraxis	(1)	-	-	-	-	(21.3)	(15.9)
Collaborative agreements and other revenue:							
Abraxis non-core revenues	(2)	-	-	-	-	(1.7)	(0.9)
Cost of goods sold (excluding amortization of acquired intangible assets):							
Share-based compensation expense		31.7	26.2	18.5	12.4	9.8	6.8
Abraxis inventory step-up	(3)	-	-	-	-	90.3	34.7
Products exited it to be exited:							
Pharmion	(2)	-	-	-	(1.6)	9.9	9.8
Abraxis	(2)	-	-	-	-	13.2	9.3
EntreMed intercompany royalty	(4)	-	-	-	-	-	(0.3)
Research and development:							
Share-based compensation expense		250.7	196.5	144.7	102.4	104.7	82.1
Upfront collaboration expense	(5)	1,402.3	453.6	575.8	189.5	128.5	121.2
Abraxis non-core activities	(2)	-	-	-	-	8.7	7.3
IPR&D impairments	(6)	-	129.2	-	122.5	118.0	-
Selling, general and administrative:							
Share-based compensation expense		294.2	224.9	162.6	116.2	102.7	93.9
Settlement of contingent obligation	(7)	-	25.0	-	-	-	-
Abraxis non-core activities	(2)	-	-	-	-	15.1	15.1
Canadian pricing settlement	(8)	-	-	-	-	9.8	-
Amortization of acquired intangible assets:		279.0	258.3	262.8	194.5	289.2	203.2
Acquisition related charges and restructuring, net:							
Change in fair value of contingent consideration	(9)	(7.9)	48.7	171.1	166.4	(147.5)	9.7
Acquisition and restructuring costs	(9)	307.5	-	-	2.6	5.1	37.5
Other income (expense), net:							
Non-operating asset impairment	(10)	-	-	80.0	-	-	-
EntreMed, Inc. equity method loss	(4)	-	-	-	-	0.6	1.3
Abraxis non-core activities	(2)	-	-	-	-	2.0	(1.4)
Gain on divestment of non-core activities		-	-	-	-	(2.9)	-
Non-controlling interest:							
Abraxis non-core activities	(2)	-	-	-	-	(0.7)	(0.3)
Net income tax adjustments	(11)	(277.1)	(263.7)	(302.3)	(198.6)	(293.3)	(174.9)
Net income attributable to Celgene - Adjusted		$ 3,882.4	$ 3,098.6	$ 2,563.1	$ 2,162.5	$ 1,752.9	$ 1,310.5
Net income per common share attributable to Celgene - Adjusted							
Basic		$ 4.90	$ 3.86	$ 3.10	$ 2.51	$ 1.92	$ 1.42
Diluted		$ 4.71	$ 3.71	$ 2.98	$ 2.45	$ 1.89	$ 1.40

18

Reconciliation Tables 19 Explanation of adjustments: (1) Exclude sales related to non-core former Pharmion Corp., or Pharmion, and Abraxis BioScience Inc., or Abraxis products to be divested. (2) Exclude the estimated impact of activities arising from the acquisition of Abraxis that are not related to core nab technology and were divested in 2011, including other miscellaneous revenues, cost of goods sold (excluding amortization of acquired intangible assets), operating expenses and other costs related to such activities. Exclude the net (benefit) cost of activities arising from the acquisition of Pharmion that are planned to be exited. (3) Exclude amortization of acquisition-related inventory step-up adjustments to fair value. (4) Exclude the Company's share of EntreMed, Inc. THALOMID royalties and equity losses. (5) Exclude upfront payments for research and development collaboration arrangements and purchases of intellectual property for unapproved products. (6) Exclude in-process research and development, or IPR&D, impairments. (7) Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization. (8) Exclude pricing settlement with the Patented Medicine Prices Review Board of Canada related to sales of THALOMID. (9) Exclude acquisition related charges and restructuring, including changes in the fair value of contingent consideration, related to the acquisitions of Gloucester Pharmaceuticals, Inc., Abraxis BioScience, Inc., Avila Therapeutics, Inc., Nogra Pharma Limited, Receptos, Inc. and Quanticel Pharmaceuticals, Inc. (10) Exclude impairment of royalty receivable asset that was received in 2011 as partial consideration in the sale of the non-core assets obtained by Celgene in the acquisition of Abraxis. (11) Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including one-time effects of changes in tax law, acquisition related matters, adjustments to the amount of unrecognized tax benefits and deferred taxes on unremitted foreign earnings.